UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MEMC Electronic Materials, Inc.

(Name of Registrant as Specified In Its Charter)

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SEC 1913 (3-99)

MEMC ELECTRONIC MATERIALS, INC.

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 27, 2005

MEMC Electronic Materials, Inc. will hold its 2005 Annual Stockholders’ Meeting at 345 California Street, Suite 3300, San Francisco, California 94104, on Wednesday, April 27, 2005 at 7:00 a.m., local time, for the following purposes:

1.	To elect a director to serve for a term expiring in 2008;

2.	To consider and act upon a proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2005; and

3.	To transact such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed March 1, 2005 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and all adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our executive offices not less than ten days prior to the annual meeting and at the meeting.

Sincerely,

DAVID L. FLEISHER

Corporate Secretary

March 28, 2005

Whether or not you plan to attend the meeting, so that your shares will be represented, please complete the enclosed proxy card, and sign, date and return it in the enclosed envelope, which does not require postage if mailed in the United States. You may withdraw your proxy at any time before it is voted.

PROXY STATEMENT — VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

MEMC is soliciting proxies to be used at our 2005 Annual Stockholders’ Meeting. This proxy statement and the proxy card will be mailed to stockholders beginning March 28, 2005.

Who Can Vote

Record holders of MEMC common stock on March 1, 2005 may vote at the annual meeting. On March 1, 2005, there were 208,892,494 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter submitted to a vote at the annual meeting.

How You Can Vote

•	By Proxy — Simply mark your proxy card, date and sign it, and return it in the envelope provided.

•	In Person — You can come to the annual meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a legal proxy or power of attorney from the nominee and present it at the meeting to establish your right to vote the shares.

How You May Revoke or Change Your Vote

If you give a proxy, you may revoke it at any time before your shares are voted. You may revoke your proxy in one of three ways:

•	Send in another proxy with a later date;

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy; or

•	Vote in person at the annual meeting.

Special Voting Rules for Participants in MEMC Retirement Savings Plan

The MEMC Stock Fund holds MEMC common stock as an investment alternative for participants in the MEMC Retirement Savings Plan. Plan participants may direct the plan’s trustee how to vote the shares held by the plan, but only if the participant signs and returns a voting direction card. If cards representing shares held in the plan are not returned, the trustee will vote those shares in the same proportion as the shares for which signed cards are returned by other participants.

Quorum

A majority of the outstanding shares entitled to vote at the annual meeting represented in person or by proxy at the meeting will constitute a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker returns a proxy card but does not vote on one or more matters because the broker does not have authority to do so. Shares represented by proxies that are marked “withhold” with respect to the election of one or more directors will be counted as present in determining whether there is a quorum.

Vote Required

If a quorum is present at our annual meeting, the following vote is required for approval of each matter to be voted on:

Election of Director

A plurality of the shares entitled to vote and present in person or by proxy at the meeting must be voted “FOR” the director nominee. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the annual meeting. Consequently, any abstentions, broker non-votes and shares represented by proxies that are marked “withhold” will have no impact on the election of director.

Ratification of Selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2005

A majority of shares entitled to vote and present in person or by proxy at the meeting must be voted “FOR” the election of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2005. Abstentions and broker non-votes will have the practical effect of voting against the proposal.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited personally or by telephone by our regular employees without additional compensation. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Independent Registered Public Accounting Firm

We have appointed KPMG LLP as our independent registered public accounting firm for the current year ending December 31, 2005. KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2004. A representative of KPMG LLP will be present at the 2005 Annual Stockholders’ Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

ITEM NO. 1 — ELECTION OF DIRECTOR

The Board of Directors consists of seven members organized into three classes, with each director elected to serve for a three-year term. There are two directors in Class I (term expiring in 2005), two directors in Class II (term expiring in 2006) and three directors in Class III (term expiring in 2007). There is currently one vacancy in Class I. This vacancy was created by the resignations of Messrs. Chapus, Danhakl, Frantz and Watkins and the reduction in the size of the Board from ten to seven members. The Nominating and Corporate Governance Committee has not identified a replacement to fill this vacancy. As such, after this annual meeting, one vacancy will remain on the Board in Class I whose term will expire at our 2008 annual meeting. Under the terms of our Restated Certificate of Incorporation and Restated By-Laws, the Board may fill this vacancy at any time.

One Class I director will be elected at our 2005 annual meeting to serve for a three-year term expiring at our annual meeting in the year 2008. The Compensation and Nominating Committee has nominated Nabeel Gareeb for election as a Class I (term expiring in 2008) director at this meeting. Mr. Gareeb is currently serving as a Class I director, having previously been elected at the 2002 annual meeting. Mr. Gareeb has consented to serve for a new term. If Mr. Gareeb is elected as a director, he will continue in office until his successor has been elected and qualified. If Mr. Gareeb is unable to serve as a director at the time of the annual meeting, the persons named on the enclosed proxy card may vote for any alternative designated by the present Board of Directors.

You may not vote for more than one nominee. The persons named on the enclosed proxy card intend to vote the proxy representing your shares for the election of Mr. Gareeb, unless you indicate on the proxy card that the vote should be withheld or you indicate contrary directions. If you sign and return the proxy card without giving any direction, the persons named on the enclosed proxy card will vote the proxy representing your shares FOR the election of the nominee named on the proxy card.

The Board of Directors recommends a vote “FOR”

the election of Mr. Gareeb as director.

INFORMATION ABOUT NOMINEES AND CONTINUING DIRECTORS

Please review the following information about Mr. Gareeb and the other directors continuing in office.

Nominee for Election in 2005

Nabeel Gareeb, Director since 2002, Age 40

Mr. Gareeb joined MEMC as President and Chief Executive Officer in April 2002. Prior to joining MEMC, Mr. Gareeb was the Chief Operating Officer of International Rectifier Corporation, a leading supplier of power semiconductors, where he was responsible for worldwide operations, research and development and marketing of the core products of the company. He joined International Rectifier in 1992 as Vice President of Manufacturing and subsequently held other senior management positions. Mr. Gareeb’s employment agreement with MEMC provides that MEMC will cause its Board of Directors to nominate him for election to our Board of Directors.

Continuing Directors

Robert J. Boehlke, Director since 2001, Age 63

(Term expiring in 2006)

Mr. Boehlke was most recently Executive Vice President and Chief Financial Officer of KLA-Tencor, a position he held from 1990 until his retirement in 2000. Between 1983 and 1990, he held a variety of management positions with that company. KLA-Tencor is a supplier of process control and yield management solutions for the semiconductor manufacturing industry. Mr. Boehlke is a member of the Board of Directors of LTX Corporation and Tessera Technologies, Inc.

John Marren, Director since 2001, Age 42

(Term expiring in 2007)

Mr. Marren has been Chairman of the Board of Directors of MEMC since November 2001. Mr. Marren has been a Partner of Texas Pacific Group, a privately held investment firm and an affiliate of MEMC, since April 2000. Mr. Marren serves on the Board of Directors of Conexant Systems, Inc. and ON Semiconductor Corporation.

C. Douglas Marsh, Director since 2001, Age 59

(Term expiring in 2006)

Mr. Marsh was most recently Vice President Business Integration & U.S. Institutional Investor Relations of ASML US, Inc., a supplier of photolithography equipment to the semiconductor industry, a position he held from 2000 until his retirement in April 2004. From 1991 to 2000, Mr. Marsh held a variety of executive management positions with ASML. Mr. Marsh serves on the Board of Directors of ATMI, Inc.

William E. Stevens, Director since 2001, Age 62

(Term expiring in 2007)

Mr. Stevens has served as Chairman of BBI Group, Inc., a private equity investment firm, since November 2000. Mr. Stevens served as Chairman and Chief Executive Officer of the Wesmark Group, from 1999 to 2001. Mr. Stevens serves on the Board of Directors of McCormick & Company, Incorporated.

James B. Williams, Director since 2003, Age 48

(Term expiring in 2007)

Mr. Williams is a Partner of Texas Pacific Group, a privately held investment firm and an affiliate of MEMC. Mr. Williams joined Texas Pacific Group in February 1999. Mr. Williams also is a member of the board of directors of several private companies.

BENEFICIAL OWNERSHIP BY

DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of MEMC common stock as of February 28, 2005, by each of our directors, certain executive officers and all directors and executive officers as a group. Except as indicated below, each person has the sole power to vote and transfer his or her shares or interests.

Name	Number of Shares of MEMC Common Stock Beneficially Owned		Percentage of MEMC Outstanding Common Stock
Robert J. Boehlke	22,500	(1)	*
C. Douglas Marsh	22,500	(1)	*
John Marren	2,500	(1)	*
William E. Stevens	23,700	(1)	*
James B. Williams	2,500	(1)	*
Nabeel Gareeb	1,250,000	(1)	*
David L. Fleisher	64,475	(2)	*
John A. Kauffmann	36,000	(1)	*
Thomas E. Linnen	50,000	(1)	*
Shaker Sadasivam	91,600	(1)	*
Chandramohan Subramaniam	20,000	(1)	*
All directors and executive officers as a group (12 persons)	1,660,775	(1)-(3)	*

*	Represents less than 1% of MEMC’s outstanding common stock as of February 28, 2005.

(1)	All of these shares may be acquired by the holder within 60 days of February 28, 2005, including 2,500 shares underlying restricted stock unit awards that each director, other than Mr. Gareeb, could receive upon his resignation as a director.

(2)	Includes 64,075 shares that may be acquired within 60 days of February 28, 2005 and 400 shares as to which his spouse has shared voting and investment power.

(3)	Includes shares of MEMC common stock owned by Mr. Subramaniam who was no longer an executive officer as of February 28, 2005, but who is a named executive officer for purposes of the Summary Compensation Table, below.

OWNERSHIP OF MEMC EQUITY SECURITIES

BY CERTAIN BENEFICIAL OWNERS

The following table lists the persons known by us to beneficially own 5% or more of our common stock based on 208,892,494 shares outstanding as of February 28, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Title of Class	Percent of Class
TPG Wafer Holdings LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	76,393,193	(1)	Common	33.9%

TPG Wafer Partners LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	76,393,193	(1)	Common	33.9%

TPG Wafer Management LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	76,393,193	(1)	Common	33.9%

TPG Advisors III, Inc. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	76,393,193	(1)	Common	33.9%

T(3) Advisors, Inc. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	76,393,193	(1)	Common	33.9%

T(3) Advisors II, Inc. 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	76,393,193	(1)	Common	33.9%

Green Equity Investors III, L.P. 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	76,393,193	(1)	Common	33.9%

Green Equity Investors Side III, L.P. 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	76,393,193	(1)	Common	33.9%

GEI Capital III, LLC 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	76,393,193	(1)	Common	33.9%

LGP Management, Inc. 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	76,393,193	(1)	Common	33.9%

Leonard Green & Partners, L.P. 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	76,393,193	(1)	Common	33.9%

TCW/Crescent Mezzanine Partners III, L.P. 11100 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	76,393,193	(1)	Common	33.9%

TCW/Crescent Mezzanine Trust III 11100 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	76,393,193	(1)	Common	33.9%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Title of Class	Percent of Class

TCW/Crescent Mezzanine Partners III Netherlands, L.P. 11100 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	76,393,193	(1)	Common	33.9%

J&W Seligman & Co. Incorporated 100 Park Avenue New York, NY 10017	19,700,300	(2)	Common	9.4%

William C. Morris 100 Park Avenue New York, NY 10017	19,700,300	(2)	Common	9.4%

Seligman Communications & Information Fund, Inc. 100 Park Avenue New York, NY 10017	16,500,000	(2)	Common	7.9%

(1)	Based on information provided by TPG Wafer Holdings LLC (“TPG Wafer Holdings”) and contained in a Schedule 13D jointly filed with the Securities and Exchange Commission by TPG Wafer Holdings, TPG Wafer Partners LLC (“TPG Wafer Partners”), TPG Advisors III, Inc., T(3) Advisors, Inc., T(3) Advisors II, Inc., Green Equity Investors III, L.P., Green Equity Investors Side III, L.P., GEI Capital III, L.L.C., LGP Management, Inc., Leonard Green & Partners, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III, The TCW Group, Inc., TCW Asset Management Company, TCW/Crescent Mezzanine III, LLC (the “Joint Filers”) on November 23, 2001, Amendment No. 1 to such Schedule 13D filed by the Joint Filers and TCW/Crescent Mezzanine Partners III Netherlands, L.P. (“TCW Netherlands”) on January 31, 2002, Amendment No. 2 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on August 9, 2002, Amendment No. 3 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on September 30, 2002, Amendment No. 4 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on May 22, 2003, Amendment No. 5 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on June 3, 2003, Amendment No. 6 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on September 19, 2003, Amendment No. 7 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on February 17, 2004, Amendment No. 8 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on January 5, 2005, and Amendment No. 9 to such Schedule 13D filed by the Joint Filers and TCW Netherlands on February 25, 2005. Assumes the exercise in full of the warrants to purchase 16,666,667 shares of our common stock. TPG Wafer Holdings is the record owner of 59,120,526 shares of our common stock collectively held by the Joint Filers and TCW Netherlands. TPG Wafer Partners is the record owner of 591,000 shares of our common stock and TPG Wafer Management LLC is the record owner of 15,000 shares of our common stock.

TPG Wafer Holdings is a Delaware limited liability company the members of which are TPG Wafer Partners, TPG Wafer Management LLC, Green Equity Investors III, L.P., Green Equity Investors Side III, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. (collectively, the “Members”).

The Members have entered into the Amended and Restated LLC Operating Agreement of TPG Wafer Holdings, dated as of November 13, 2001, and as amended on January 25, 2002, which provides that TPG Wafer Partners shall be the managing member of TPG Wafer Holdings and conduct the business and affairs of TPG Wafer Holdings. This includes voting of the equity securities that TPG Wafer Holdings holds except as set forth herein. The Members have also entered into a Members’ Agreement, dated as of November 13, 2001 and as amended on January 25, 2002, providing for, among other things, an agreement by TPG Wafer Partners not to cause TPG Wafer Holdings to vote its shares of common stock without the prior written consent of the other parties to the LLC Operating Agreement on certain matters. The Members’ Agreement also provides that TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. may nominate one individual to our Board of Directors, Green Equity Investors III, L.P. and Green Equity Investors Side III, L.P. may nominate one individual to our Board of Directors, and TPG Wafer Partners agrees to cause TPG Wafer Holdings to vote its shares of common stock in favor of the election of such individuals as our directors.

The Members and certain of their affiliates, who are guarantors of our Citibank/UBS revolving credit facility and/or lenders under our $35 million TPG revolving credit facility, have entered into an Intercreditor Agreement, dated as of December 5, 2002, providing for, among other things, the assignment of the warrants held by any guarantor to the other non-defaulting guarantors pro rata in the event of certain defaults under their guarantees to our Citibank/UBS revolving credit agreement or under the $35 million TPG revolving credit facility; TPG Wafer Partners’ right of first offer to the warrants that any guarantor wishes to transfer; the guarantors’ tag-along rights to any transfer by TPG Wafer Partners or its affiliates of the warrants; and TPG Wafer Partners’ rights to cause the holders of the warrants to sell such securities if TPG Wafer Partners wishes to sell its securities.

David Bonderman, James G. Coulter and William S. Price, III are directors, officers and the sole shareholders of TPG Advisors III, Inc. (“TPG Advisors III”), which is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. (“Partners III”), TPG Parallel III, L.P. (“Parallel III”), TPG Investors III, L.P. (“Investors III”), FOF Partners III, L.P. (“FOF”) and FOF Partners III-B, L.P. (“FOF B”) and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. (“Dutch Parallel III”). Mr. Bonderman, Mr. Coulter and Mr. Price are also directors, officers and the sole shareholders of T(3) Advisors, Inc. (“T(3) Advisors”), which is the general partner of T(3) GenPar, L.P., which in turn is the sole general partner of each of T(3) Partners, L.P. (“T(3) Partners”), T(3) Parallel, L.P. (“T(3) Parallel”) and T(3) Investors, L.P. (“T(3) Investors”) and the sole member of T(3) GenPar Dutch, L.L.C., which is the general partner of T(3) Dutch Parallel, C.V. (“T(3) Dutch”). In addition, Mr. Bonderman, Mr. Coulter and Mr. Price are also directors, officers and the sole shareholders of T(3) Advisors II, Inc. (“T(3) Advisors II”), which is the general partner of T(3) GenPar II, L.P., which in turn is the sole general partner of each of T(3) Partners II, L.P. (“T(3) Partners II”) and T(3) Parallel II, L.P. (“T(3) Parallel II”). Partners III, Parallel III, Investors III, FOF, FOF B, Dutch Parallel III, T(3) Partners, T(3) Parallel, T(3) Investors, T(3) Dutch, T(3) Partners II and T(3) Parallel II (collectively, the “TPG Funds”) are members of TPG Wafer Partners, which in turn is a member of TPG Wafer Holdings, and also the managing member of TPG Wafer Management LLC (“TPG Wafer Management”). TPG Wafer Holdings directly holds the 59,120,526 shares of our common stock and an approximate 52% interest in TPG Wafer Management. TPG Wafer Partners directly holds 591,000 shares of our common stock and warrants to purchase 9,850,001 shares of our common stock. TPG Wafer Management directly holds 15,000 shares of MEMC common stock and warrants to purchase 250,000 shares of our common stock. TPG Advisors III, T(3) Advisors and T(3) Advisors II may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to beneficially own all of the securities held by TPG Wafer Holdings and TPG Wafer Partners. Mr. Bonderman, Mr. Coulter and Mr. Price, by virtue of their positions with TPG Advisors III, T(3) Advisors, and T(3) Advisors II, may be deemed to have investment power and beneficial ownership with respect to the equity securities held by TPG Wafer Holdings and TPG Wafer Partners. Each of Mr. Bonderman, Mr. Coulter and Mr. Price disclaims beneficial ownership of such securities.

LGP Management, Inc. (“LGPM”) is the general partner of Leonard Green & Partners, L.P. (“LGP”), which is an affiliate of GEI Capital III, L.L.C. (“GEI Capital” and, together with LGPM and LGP, the “LGP Controlling Persons”), which is the general partner of Green Equity Investors III, L.P. (“GEI”) and Green Equity Investors Side III, L.P. (“GEI Side”). GEI and GEI Side, in the aggregate, own 19.7% of the membership interests in TPG Wafer Holdings. TPG Wafer Holdings directly holds 59,120,526 shares of MEMC common stock. GEI directly holds warrants to purchase 3,258,872 shares of our common stock and GEI Side directly holds warrants to purchase 24,461 shares of our common stock. LGPM, LGP and GEI Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to share beneficial ownership of the securities held by TPG Wafer Holdings, and to beneficially own the warrants held by GEI and GEI Side. Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan, Jonathan A. Seiffer, John M. Baumer and Timothy J. Flynn, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control the LGP Controlling Persons. By virtue of their positions with the

LGP Controlling Persons, Messrs. Sokoloff, Danhakl, Nolan, Seiffer, Baumer and Flynn may be deemed to share beneficial ownership of the securities held by TPG Wafer Holdings and to have investment power and beneficial ownership with respect to the warrants held by GEI and GEI Side. However, each such individual disclaims beneficial ownership of such securities.

TCW/Crescent Mezzanine III, LLC (“MEZZANINE LLC”), a Delaware limited liability company, is the General Partner of TCW/Crescent Mezzanine Partners III, L.P. (“TCW Partners”) and TCW/Crescent Mezzanine Partners III Netherlands, L.P. (“TCW Netherlands”) and the Managing Owner of TCW/Crescent Mezzanine Trust III (“TCW Trust” and, collectively, the “TCW Funds”). TCW/Crescent Mezzanine Management III, LLC (“Mezz Mgmt III”) is the Investment Advisor of the TCW Funds, and has delegated all investment and voting discretion with respect to the securities owned by the TCW Funds to TCW Asset Management Company, a California corporation and registered investment advisor (“TAMCO”), as Sub-Advisor. As a result, Mezz Mgmt III disclaims beneficial ownership of these securities. TCW (Mezzanine III), L.P. (“Mezz III LP”), a Delaware limited partnership, is a member of MEZZANINE LLC who may be deemed to control MEZZANINE LLC. TAMCO is the Sub-Advisor to the TCW Funds and the General Partner of Mezz III LP. TAMCO is wholly owned by The TCW Group, Inc., a Nevada corporation (“TCWG”). By virtue of their roles as Sub-Advisor to the TCW Funds, and as the controlling shareholder of such Sub-Advisor, respectively, TAMCO and TCWG may be deemed to have beneficial ownership with respect to the securities owned by the TCW Funds. Each of TAMCO and TCWG is controlled by its respective Board of Directors. TCWG, together with its direct and indirect subsidiaries, collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”). The TCW Business Unit is primarily engaged in the provision of investment management services. The ultimate parent company of TCWG is Societe Generale, S.A., a company incorporated under the laws of France (“SG”). The principal business of SG is acting as a holding company for a global financial services group, which includes certain distinct specialized business units that are independently operated, including the TCW Business Unit. SG, for purposes of the federal securities laws, may be deemed ultimately to control TCWG and the TCW Business Unit. SG, its executive officers and directors, and its direct and indirect subsidiaries (including all of its business units except the TCW Business Unit), may beneficially own securities and such securities are not reported in this Table. In accordance with Exchange Act Release No. 34-39538 (January 12, 1998) and due to the separate management and independent operation of its business units, SG disclaims beneficial ownership of our securities beneficially owned by the TCW Business Unit. Each member of the TCW Business Unit disclaims beneficial ownership of our securities beneficially owned by SG and any of SG’s other business units. TCW Partners, TCW Trust and TCW Netherlands, in the aggregate, own 19.7% of the membership interests in TPG Wafer Holdings and 3,283,333 warrants. TPG Wafer Holdings directly holds 59,120,526 shares of MEMC common stock.

(2)	Based on information contained in a Schedule 13G jointly filed with the Securities and Exchange Commission by J&W Seligman & Co. Incorporated (“JWS”), William C. Morris (“Mr. Morris”) and Seligman Communications & Information Fund, Inc. (the “Fund” and collectively with JWS and Mr. Morris, the “Joint Filers”) on February 11, 2005. According to the filing, JWS, an investment adviser for the Fund, may be deemed to beneficially own the shares reported by the Fund. Accordingly, the shares reported by JWS include those shares separately reported by the Fund. In addition, Mr. Morris, as the owner of a majority of the outstanding voting securities of JWS, may be deemed to beneficially own the shares separately reported by JWS. Accordingly, the shares reported by Mr. Morris include those shares reported separately by JWS.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

Prior to February 23, 2005, the Board had determined that it met the New York Stock Exchange (the “Exchange”) definition of a “controlled company” because TPG Wafer Holdings LLC owned more than 50% of the voting power of MEMC. As a result, the Board took advantage of the New York Stock Exchange rules permitting “controlled companies” to be exempt from the Exchange’s corporate governance rules requiring that listed companies must have a majority of independent directors, a nominating/corporate governance committee composed entirely of independent directors with a written charter meeting the Exchange’s requirements and a compensation committee composed entirely of independent directors with a written charter meeting the Exchange’s requirements. We were required to comply with all other of the corporate governance requirements of the New York Stock Exchange. Prior to February 23, 2005, we had an Audit Committee and a Compensation and Nominating Committee.

On February 23, 2005, TPG Wafer Holdings LLC sold shares of MEMC common stock in a public offering, reducing its beneficial ownership of our common stock to less than 50% of the outstanding voting power. As a result, we are no longer a “controlled company” under New York Stock Exchange rules. On February 23, 2005, we established a new Nominating and Corporate Governance Committee consisting of three directors, two of whom are independent directors. The membership and function of our Nominating and Corporate Governance Committee is described below. We have also changed the name of our Compensation and Nominating Committee to “Compensation Committee”, revised the charter for this committee to be in compliance with the rules of the New York Stock Exchange and moved the nominating function from this committee to the new Nominating and Corporate Governance Committee. Our Compensation Committee currently consists of four directors, two of whom are independent. The membership and function of our Compensation Committee is described below.

Our Audit Committee is comprised of three directors, all of whom are independent. We did not make any changes in the charter or composition of our Audit Committee as a result of our loss of “controlled company” status. The membership and function of our Audit Committee is described below.

Concurrent with the closing of the public offering on February 23, 2005, three of the directors designated by TPG Wafer Holdings LLC (Messrs. Chapus, Danhakl and Frantz) resigned from our Board, and we reduced the size of our Board from 10 to 7 members. Our Board of Directors currently consists of six directors, three of whom are independent, and one vacancy. New York Stock Exchange rules require us, by May 24, 2005 (90 days after the loss of our “controlled company” status), to have a majority of independent directors serving on each of the Compensation Committee and the Nominating and Corporate Governance Committee. By February 23, 2006 (one year after our loss of “controlled company” status), we will be required to have a majority of independent directors on our Board and fully independent Compensation and Nominating and Corporate Governance Committees under the rules of the New York Stock Exchange.

The Board of Directors has affirmatively determined that, in its judgment, Messrs. William E. Stevens, Robert J. Boehlke and C. Douglas Marsh each meet all applicable independence standards established by the New York Stock Exchange. Specifically, the Board considered Mr. Boehlke’s and Mr. Marsh’s relationships with MEMC through their indirect ownership interests in MEMC through TPG Wafer Partners and as a result of their respective escrow deposits with TPG Wafer Partners. (See “CERTAIN TRANSACTIONS—Ownership Interest in TPG Wafer Partners.”) The Board determined that because Messrs. Boehlke and Marsh had no voting or dispositive power with respect to the MEMC securities directly and indirectly held by TPG Wafer Partners and they were therefore not beneficial owners of those securities, there was no reason that such indirect ownership would be a material relationship precluding them from being independent from management. As for the personal escrow deposits, the Board concluded that these were primarily secondary financing arrangements to TPG and not material to MEMC or the directors.

The Board of Directors met four times in 2004. During 2004, all directors attended at least 75% of the Board meetings and meetings of the committees on which they served, except for Messrs. Chapus and Watkins. Messrs. Chapus and Watkins are no longer serving on the Board.

Corporate Governance

Our Board of Directors has adopted corporate governance guidelines. The Board has also adopted a code of business conduct applicable to all of our directors, officers and employees. The corporate governance guidelines and the code of business conduct are posted on our website at www.memc.com. Copies of the corporate governance guidelines and code of business conduct are also available in print at no charge to any stockholder who requests them by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376.

In accordance with our corporate governance guidelines, non-management directors hold executive sessions regularly without management present. The independent, non-management directors meet at least once annually. The non-management directors have selected William E. Stevens to preside at the executive sessions without management participation. Interested parties seeking to make their concerns known to the Board of Directors or just to the non-management directors may communicate directly with Mr. Stevens by sending written correspondence by mail to MEMC Board of Directors, P.O. Box 19706, Alexandria, VA 22320, or by email to: memc@corporateethics.com. Any written correspondence intended only for the non-management directors should be so indicated.

Also consistent with our corporate governance guidelines, directors are expected to attend a minimum of 75% of all Board meetings and, where applicable, meetings of committees on which the directors serve. Directors are encouraged, but not required, to attend our annual meetings of stockholders. Last year, five of our directors attended the annual stockholders’ meeting.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to:

•	The quality and integrity of our financial statements and financial reporting processes

•	Our systems of internal accounting and financial controls and disclosure controls

•	The qualifications and independence of our independent auditors

•	The performance of our internal audit function and independent auditors

•	Compliance with legal and regulatory requirements and codes of conduct and ethics programs established by management and the Board of Directors

The Audit Committee is responsible for appointing, retaining, compensating, evaluating and, if necessary, terminating MEMC’s independent auditors. The Audit Committee meets periodically with representatives from our independent auditors separate from management. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding MEMC’s accounting, internal accounting controls and auditing matters. We have published these procedures on our website at www.memc.com. A copy of these procedures is also available in print at no charge to any stockholder who requests it by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of ‘Fallon), St. Peters, Missouri 63376.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.memc.com. A copy of the charter is also available in print at no charge to any stockholder who requests it by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376. Messrs. William E. Stevens, Robert J. Boehlke and C. Douglas Marsh serve on the Audit Committee. The Board of Directors has affirmatively determined that, in its judgment, each member of the Audit Committee is financially literate and meets all applicable independence standards established by the New York Stock Exchange. The Board of Directors has also determined that each of Mr. Boehlke and Mr. Stevens is an “audit committee financial expert” within the meaning of the rules and regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange. The Audit Committee met 12 times in 2004.

Compensation Committee

The Compensation Committee discharges the Board of Directors’ responsibilities relating to compensation of our executives and directors and produces the annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee has overall responsibility for approving and evaluating our director and officer compensation plans, policies and programs.

Until February 23, 2005 when we established our Nominating and Corporate Governance Committee, the Compensation Committee (formerly named the Compensation and Nominating Committee) was responsible for the nominating function of the Board of Directors. In this regard, the Compensation Committee assisted the Board of Directors by identifying individuals qualified to become Board of Directors members, recommended director nominees to the Board of Directors and made recommendations to the Board of Directors with regard to Board size and composition.

The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.memc.com. A copy of the charter is also available in print at no charge to any stockholder who requests it by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376. Messrs. James B. Williams, Robert J. Boehlke, John Marren and C. Douglas Marsh serve on the Compensation Committee. The Board of Directors has determined that each of Mr. Boehlke and Mr. Marsh meet the independence standards established by the New York Stock Exchange. The Compensation Committee met four times in 2004.

Nominating and Corporate Governance Committee

As indicated above, on February 23, 2005 we established a Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

•	Assists the Board by identifying individuals qualified to become members of the Board of Directors

•	Recommends to the Board the director nominees for the next Annual Meeting of Stockholders and from time to time to fill vacancies on the Board

•	Recommends to the Board our Corporate Governance Guidelines

•	Leads the Board in its annual review of the Board’s performance

•	Oversees the evaluation of our executive officers

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.memc.com. A copy of the charter is also available in print at no charge to any stockholder who requests it by writing to the Director of Investor Relations at MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376. Messrs. Robert J. Boehlke, John Marren and William E. Stevens serve on the Nominating and Corporate Governance Committee. The Board of Directors has determined that each of Messrs. Boehlke and Stevens meet the independence standards established by the New York Stock Exchange. Because we did not establish the Nominating and Corporate Governance Committee until February 23, 2005, this committee did not meet in 2004.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and nominating persons for election to our Board of Directors. Following its evaluation, the Committee then recommends to the full Board a slate of director candidates for inclusion in the proxy statement and proxy card. As indicated above, prior to February 23, 2005, the Compensation Committee (formerly the Compensation and Nominating Committee) had responsibility for the nominating function.

In the case of incumbent directors, the Committee will review each director’s overall service during his current term. In the case of new director candidates, the Committee will first determine whether the nominee must be independent under the rules of the New York Stock Exchange and identify any special needs of the current Board. The Committee will consider individuals recommended by current Board members, Company management and shareholders. The Committee will seek to identify and recruit the best available candidates. The following characteristics are minimum qualifications for service on the MEMC Board of Directors: character and integrity; significant business or public experience relevant and beneficial to the Board of Directors and the Company; strong professional and personal reputation; the ability to exercise sound business judgment; and a willingness to make a sufficient time commitment to the affairs of MEMC in order to effectively perform the duties of a director.

As disclosed elsewhere in this proxy statement, TPG Wafer Holdings LLC beneficially owns approximately 34% of the voting power of MEMC. TPG Wafer Holdings is a Delaware limited liability company the members of which are TPG Wafer Partners LLC, TPG Wafer Management LLC, Green Equity Investors III, L.P., Green Equity Investors Side III, L.P., TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. (collectively, the “Members”). We have been advised by TPG that the Members have entered into an operating agreement which provides that TPG Wafer Partners shall be the managing member of TPG Wafer Holdings and conduct the business and affairs of TPG Wafer Holdings. This includes voting of the equity securities that TPG Wafer Holdings holds in MEMC, except as set forth below. The Members also have entered into an agreement providing for, among other things, an agreement by TPG Wafer Partners not to cause TPG Wafer Holdings to vote its shares of common stock without the prior written consent of the other parties to the operating agreement on certain matters. The agreement also provides that TCW/Crescent Mezzanine Partners III, L.P., TCW/Crescent Mezzanine Trust III and TCW/Crescent Mezzanine Partners III Netherlands, L.P. (collectively, “TCW”) may nominate one individual to our Board, Green Equity Investors III, L.P. and Green Equity Investors Side III, L.P. (collectively “Green”) may nominate one individual to our Board, and TPG Wafer Partners agrees to cause TPG Wafer Holdings to vote its shares of common stock in favor of the election of such individuals as our directors. Notwithstanding the foregoing, Mr. Chapus, the nominee of TCW, and Mr. Danhakl, the nominee of Green, have resigned from our Board of Directors and these entities are not currently exercising their contractual rights to nominate individuals to our Board. However, should these entities desire to nominate individuals to our Board, the Nominating and Corporate Governance Committee would consider including appropriate director nominees for appointment or election to our Board who have been designated by TPG Wafer Holdings pursuant to the agreement among the Members.

The Committee will consider recommendations for director nominees from MEMC stockholders. Any stockholder wishing to submit a recommendation should send the following information to our Corporate Secretary, 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376:

•	Stockholder’s name, number of shares owned, length of period held, and proof of ownership

•	Name, age and address of candidate

•	Candidate’s detailed resume

•	Description of any arrangements or understandings between the stockholder and the candidate

•	Signed statement from the candidate confirming his or her willingness to serve on the Board of Directors

Stockholders may submit potential director candidates at any time pursuant to these procedures. The Committee will consider such candidates in connection with annual elections of directors, filling any director vacancies and other times deemed appropriate by the Committee. If a stockholder seeks to nominate a candidate for director for election at the 2006 annual stockholders’ meeting, the stockholder must follow the procedures described under “Stockholder Proposals for 2006 Annual Meeting” below.

Director Compensation

Under our director compensation policy, outside directors receive the following fees for their service on the Board of Directors and its Committees:

•	$12,000 annual Board of Directors retainer

•	$10,000 additional retainer for Chairman of the Board of Directors

•	$10,000 additional retainer for Chairman of the Audit Committee and $5,000 additional retainer for each member of the Audit Committee

•	$5,000 additional retainer for Chairman of the Compensation Committee

•	$5,000 additional retainer for the Chairman of the Nominating and Corporate Governance Committee

•	$1,000 for each Board of Directors’ meeting and each Committee meeting attended

In addition, the director compensation policy provides for annual equity compensation grants as follows:

•	Upon initial election to the Board of Directors, outside directors who are not affiliated with Texas Pacific Group, Leonard Green & Partners and TCW/Crescent Mezzanine Management III LLC receive a grant of non-qualified stock options to purchase 30,000 shares of MEMC common stock at an exercise price per share equal to the fair market value per share on the date of grant. These options vest ratably over three years. The grant of these stock options in the initial year of service on the Board of Directors is in lieu of the award of restricted stock units (RSUs) described below.

•	Beginning in 2004, outside directors are awarded RSUs for shares of our common stock on an annual basis. The RSUs vest ratably over two years. Each year, RSUs are awarded in an amount such that the number of underlying shares of MEMC common stock has a total value of between $55,000 and $60,000 on the date the award is granted. Notwithstanding the foregoing, in 2003 we did not have a plan from which the RSUs could be issued. As a result, at the 2004 annual stockholders’ meeting, we sought and obtained stockholder approval to amend our equity incentive plans to provide for grants of RSUs. On April 27, 2004, following stockholder approval of these amendments, we awarded our outside directors who were serving on the Board of Directors in July 2003 RSUs to purchase 5,000 shares of common stock as compensation for service during 2003. Fifty percent (50%) of these RSUs vested in July 2004 and the remaining fifty percent (50%) will vest in July 2005. In addition, on July 26, 2004, we awarded our outside directors RSUs to purchase 6,800 shares of common stock. Fifty percent (50%) of these RSUs will vest in July 2005 and the remaining fifty percent (50%) will vest in July 2006. Mr. Chapus declined all RSUs awardable to him in 2004.

REPORT OF THE AUDIT COMMITTEE

We have met and held discussions with MEMC management and with MEMC’s independent registered public accounting firm, KPMG LLP. We have reviewed and discussed the consolidated financial statements of MEMC for 2004 with MEMC management. We discussed with KPMG matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States), including standards set forth in Statement on Auditing Standards No. 61.

KPMG also provided to us the written disclosures regarding their independence required by Independence Standards Board Standard No. 1, and we discussed with KPMG their independence.

Based on these reviews and discussions, we recommended to the Board of Directors that the audited consolidated financial statements for 2004 be included in MEMC’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

William E. Stevens (Chairman)

Robert J. Boehlke

C. Douglas Marsh

PRINCIPAL ACCOUNTING FIRM SERVICES AND FEES

The following table presents fees paid to KPMG LLP for services rendered during the last two fiscal years:

	2004	2003
Audit fees	$1,249,000	$785,000
Audit-related fees	57,000	431,000
Tax fees	62,000	190,000
All other fees	81,000	95,000

Audit fees consisted principally of the annual audits of the financial statements of MEMC and its consolidated subsidiaries, including in 2004 audit work related to our internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees consisted principally of audits of financial statements of certain employee benefit plans and reviews of SEC filings.

Tax fees consisted principally of tax compliance and consultation.

All other fees consisted principally of statutory compliance requirements of our Italian subsidiary and consultation on accounting issues related to employee benefit plans.

The Audit Committee considered and determined that the provision of non-audit services by KPMG LLP in 2004 was compatible with maintaining KPMG LLP’s independence.

MEMC has adopted pre-approval policies and procedures requiring that the Audit Committee pre-approve all audit and non-audit services performed by MEMC’s independent auditors. Under the policy, some services may be pre-approved without consideration of specific case-by-case services, while others require the specific pre-approval of the Audit Committee. Annual audit services are subject to the specific pre-approval of the Audit Committee. Certain specific services, subject to maximum fees ranging from $5,000 to $125,000, were generally pre-approved by the Audit Committee in 2004 and management was authorized to engage our independent auditors to perform those services by providing detailed information to the Audit Committee.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is responsible for the Company’s executive compensation programs. This report is provided by the Committee to assist stockholders in understanding the philosophy and objectives underlying the compensation of MEMC’s senior executives.

Philosophy

MEMC’s executive compensation programs are designed to attract and retain the highest quality talent possible and also to provide incentives for them to enhance stockholder value. The Committee reviews the executive compensation programs at least annually to ensure that the goals and objectives are being met.

Guidelines

Compensation levels are established annually using guidelines developed by internationally recognized compensation consultants. These guidelines are based upon survey data of comparable U.S. and international companies.

In 2004, the Committee primarily utilized the Radford U.S. Benchmark and U.S. Executive Compensation Surveys as our guideline for executive compensation, although the Committee also utilized several other compensation survey data sources. For long-term equity incentive awards, we also considered the Towers Perrin Executive Compensation Survey Database, General Industry because Towers Perrin provides data in some job categories that are not available from Radford. We believe the Radford surveys are commonly used by the semiconductor and high technology industries and more closely align our compensation structure with those of our competitors, customers and suppliers with whom we compete for executive officers and employees. For purposes of determining the compensation for Mr. Gareeb, the Company’s Chief Executive Officer, we also retained Fred Cook & Co., Inc. to prepare a survey of base salaries, cash incentives and long-term equity incentives for chief executive officers of comparable companies within the semiconductor industry. We believed this survey would supplement the CEO compensation data within the semiconductor industry that was available from Radford, Towers Perrin and the other survey data sources. To retain and attract key executives, the Committee generally utilizes a compensation guideline that targets base salaries, cash incentives and long-term equity incentives for executive officers between the 50th and 75th percentile of the surveys.

Our 2004 executive compensation program consisted of three components: (1) base salaries, (2) cash incentive awards, and (3) long-term equity incentive awards.

Base Salaries

The Committee reviews the base salary of each executive officer on an annual basis and more frequently when necessary to make adjustments based on changes in individual roles and responsibilities and personal performance levels. In making base salary decisions, the Committee reviews comparable salary data from the compensation surveys. In addition, the Committee considers other factors such as personal performance and level of contribution. For 2004, the Committee used an overall compensation guideline that targeted base salaries for executive officers between the 50th and 75th percentile of companies included in the compensation surveys.

In April 2004, Mr. Gareeb, the Company’s Chief Executive Officer, received a 5.6% increase in his annual base salary from $577,500 to $610,000. In increasing Mr. Gareeb’s base salary, the Committee considered comparable salaries from the surveys and the significantly improved financial performance of the Company in 2003 and in the first quarter of 2004.

Cash Incentive Awards

Participation in the cash incentive plan is discretionary as determined by the Committee and the plan is non-contractual. Under current practice, the Committee awards cash incentives under the plan to executive officers to recognize and reward individual and corporate performance.

In 2004, the Committee established target and maximum bonuses (as a percentage of base salary) for each designated participant. For 2004, the Committee used the compensation guidelines that targeted cash incentives for executive officers between the 50th to 75th percentile of the survey data. The 2004 cash incentive award for each executive officer other than Mr. Gareeb was based on a number of individual performance and financial objectives applicable to each executive officer’s functional area, certain financial objectives for the Company, as well as the performance objectives established for Mr. Gareeb. These objectives were separately weighted for each person and were determined and evaluated on a quarterly, semi-annual and annual basis, but the incentives were paid semi-annually and annually. The Committee also made discretionary cash awards ranging from $15,000 to $25,000 to certain executive officers based on their contributions to the Company’ strong financial performance in 2004.

For 2004, consistent with Mr. Gareeb’s employment agreement, the Committee established a target bonus level for Mr. Gareeb of 80% of Mr. Gareeb’s annual base salary and a maximum bonus level of 140% of Mr. Gareeb’s annual base salary. Mr. Gareeb’s award was based on the Company’s overall financial performance, the Company’s achievement of certain strategic objectives, Mr. Gareeb’s achievement of certain individual performance objectives, and the cumulative achievement of those executive officers and management employees reporting to Mr. Gareeb. Based on these criteria, Mr. Gareeb received an annual incentive award of $635,000 for 2004, representing 104% of his annual base salary.

Long-Term Equity Incentive Awards

In 2004, executive officers, other than Mr. Gareeb, generally received semi-annual grants of non-qualified stock options having an exercise price equal to 100% of the market value of the Company’s stock on the date of grant, which options vest ratably over four years. In addition, certain executive officers received off-cycle grants of stock options in connection with their increased responsibilities or individual contribution to the Company’s performance. These off-cycle grants were non-qualified stock options having an exercise price equal to 100% of the market value of the Company’s stock on the date of grant, which vest ratably over four years.

In making decisions regarding long-term equity incentive awards, the Committee first reviews the comparable stock option awards from the compensation surveys. In addition, we consider certain other factors such as personal performance, level of contribution, and the need to attract and retain executive officers. For 2004, we used an overall compensation guideline that targeted long-term equity incentives for executive officers at the 50th to 75th percentile of competitor companies.

Mr. Gareeb’s employment agreement provides for annual grants of stock options to purchase up to 150,000 shares of stock. For 2004, consistent with Mr. Gareeb’s employment agreement and after review of the Company’s overall performance, the Committee awarded Mr. Gareeb stock options to purchase 150,000 shares of stock. These grants were non-qualified stock options having an exercise price equal to 100% of the market value of the Company’s stock on the date of grant, which vest ratably over four years.

Members of the Compensation Committee

James B. Williams, Chairman

Robert J. Boehlke

John Marren

C. Douglas Marsh

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)		Long-Term Compensation Awards Securities Underlying Options (#)	All Other Compensation ($)(3)
Nabeel Gareeb (4)	2004	593,337	635,000	16,054	(5)	150,000	12,710
Chief Executive Officer,	2003	568,756	555,000	—		150,000	12,400
and President	2002	402,275	677,000	115,939	(5)	2,300,000	—

Thomas E. Linnen (6)	2004	296,538	156,038	30,034	(5)	13,400	4,100
Senior Vice President,	2003	19,423	—	153,432	(7)	300,000	388
and Chief Financial Officer	2002	—	—	—		—	—

Shaker Sadasivam (8)	2004	237,231	127,169	—		52,100	9,707
Senior Vice President,	2003	210,000	40,600	—		66,000	10,248
Research and Development	2002	148,833	140,000	—		200,000	5,201

John A. Kauffmann (9)	2004	248,769	138,368	—		186,200	10,250
Senior Vice President,	2003	208,333	52,400	—		130,000	10,000
Sales and Marketing	2002	111,727	28,275	—		20,000	483

David L. Fleisher (10)	2004	217,472	94,899	—		23,200	12,710
Vice President, General Counsel,	2003	200,000	27,100	—		25,000	12,083
and Corporate Secretary	2002	143,750	79,200	—		100,000	5,960

Chandramohan Subramaniam (11)	2004	296,538	25,100	26,745	(5)	14,000	12,042
Former Senior Vice President,	2003	9,231	—	156,024	(7)	300,000	185
Manufacturing	2002	—	—	—		—	—

(1)	Amounts shown include cash compensation earned and received as well as cash compensation earned but deferred at the election of the executive officer.

(2)	Amounts shown consist of cash incentive bonuses under a cash incentive bonus plan.

(3)	Amounts shown represent contributions by MEMC to the MEMC Retirement Savings Plan.

(4)	Mr. Gareeb became President and Chief Executive Officer on April 30, 2002.

(5)	Amounts shown represent relocation payments.

(6)	Mr. Linnen became Senior Vice President on December 8, 2003 and Chief Financial Officer on January 1, 2004.

(7)	Amounts shown represent signing bonuses.

(8)	Dr. Sadasivam became Senior Vice President, Research and Development in July 2002.

(9)	Mr. Kauffmann became Vice President, Marketing, on September 1, 2003 and Senior Vice President, Sales and Marketing on October 27, 2004.

(10)	Mr. Fleisher became General Counsel and Corporate Secretary in October 2001 and became a Vice President in July 2002.

(11)	Mr. Subramaniam became Senior Vice President, Manufacturing on December 22, 2003 and resigned from this position on November 22, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted(#)(2)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price($/Sh)	Expiration Date	5%($)	10%($)
Nabeel Gareeb	150,000	(3)	5.39%	8.45	04/27/14	797,124	2,020,069

Thomas E. Linnen	13,400	(4)	0.48%	8.09	07/26/14	68,177	172,767

Shaker Sadasivam	15,000	(5)	0.54%	10.85	01/26/14	102,353	259,375
	12,100	(4)	0.43%	8.09	07/26/14	61,562	156,006
	25,000	(6)	0.90%	9.43	10/27/14	148,263	375,715

John A. Kauffmann	30,000	(5)	1.08%	10.85	01/26/14	204,707	518,749
	6,200	(4)	0.22%	8.09	07/26/14	31,544	79,937
	150,000	(6)	5.39%	9.43	10/27/14	889,579	2,254,289

David L. Fleisher	12,900	(5)	0.46%	10.85	01/26/14	88,024	223,062
	10,300	(4)	0.37%	8.09	07/26/14	52,404	132,798

Chandramohan Subramaniam	14,000	(7)	0.50%	8.09	07/26/14	71,229	180,502

(1)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of MEMC’s common stock price. If MEMC’s common stock does not increase in value, then the option grants described in the table will be valueless.

(2)	Options expire ten years from the date of grant. Upon termination of employment due to death or permanent disability, all stock options become immediately exercisable. In addition, upon termination of employment by MEMC without cause or by the employee for good reason within two years following a change of control, except as the Compensation Committee may otherwise determine, all stock options will vest and become immediately exercisable.

(3)	Options vest and become exercisable at the rate of 25% per year on April 27, 2005, April 27, 2006, April 27, 2007 and April 27, 2008.

(4)	Options vest and become exercisable at the rate of 25% per year on July 26, 2005, July 26, 2006, July 26, 2007 and July 26, 2008.

(5)	Option vest and become exercisable at the rate of 25% per year on January 26, 2005, January 26, 2006, January 26, 2007 and January 26, 2008.

(6)	Option vest and become exercisable at the rate of 25% per year on October 27, 2005, October 27, 2006, October 27, 2007 and October 27, 2008.

(7)	Under Mr. Subramaniam’s Separation Agreement, these options will be cancelled on May 22, 2005. See “Separation Agreement—Chandramohan Subramaniam.”

AGGREGATED OPTION EXERCISES IN LAST FISCAL

YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the- Money Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Nabeel Gareeb	—	—	882,500	1,717,500	8,151,450	13,985,050
Thomas E. Linnen	—	—	50,000	263,400	152,500	831,644
Shaker Sadasivam	—	—	66,600	201,600	586,990	1,440,831
John A. Kauffmann	5,000	43,290	16,000	311,200	51,450	967,742
David L. Fleisher	—	—	55,850	75,700	467,959	496,524
Chandramohan Subramaniam	—	—	50,000	264,000	194,500	1,044,740

Pension Plan

MEMC sponsors the MEMC Pension Plan, a defined benefit pension plan which covered most U.S. employees of MEMC and its subsidiaries through the end of 2001. Effective January 2, 2002, the plan was amended to freeze the accrued benefit for employees who did not meet certain age and service criteria. In order to receive benefit accruals after January 2, 2002, a participant must have met one of two criteria: 1) as of December 31, 2001, the participant was at least age 50 with 5 years of service; or, 2) the participant had at least 25 years of service as of December 31, 2001. Employees who joined MEMC after December 31, 2001 are not eligible for coverage under the MEMC Pension Plan.

The basic benefit payable under the MEMC Pension Plan is determined based on a lump sum equal to 8% of a participant’s “average total earnings” (as defined below) up to one-half of the Social Security wage base plus 12% of the participant’s average total earnings over one-half of the Social Security wage base, multiplied by the participant’s years of benefit service, less 2% of such amount for every year by which the current age of the participant is less than age 65 (the “Basic Formula”). In addition to the normal annuity options, for some participants the benefit is also available in an immediate lump-sum distribution at termination of employment. None of our named executive officers are covered by the Basic Formula.

Employees who were participants in our former Pension Plan for Salaried Employees (the “Salaried Plan”), a prior plan merged into the MEMC Pension Plan as of December 31, 1996, are entitled to a benefit calculated under the formula in effect as of such date under the Salaried Plan, if such benefit is greater than the benefit calculated under the Basic Formula. The basic benefit payable under the Salaried Plan formula is a single life annuity equal to 1.2% of the participant’s average total earnings multiplied by the participant’s years of benefit service. However, if the participant was hired in the U.S. by Monsanto Company (“Monsanto”), a prior owner of a substantial part of our business, before April 1, 1986 and was employed by us at any time during the period April 1, 1989 through May 31, 1989, or if the participant was employed by MEMC at any time during the period January 1, 1989 through March 31, 1989, the factor is 1.4% of the participant’s “average total earnings” instead of 1.2%. If a participant with either the 1.2% or 1.4% formula retires on or after age 55 but prior to age 65, his benefit will be reduced 1/4% for each month that his retirement date precedes his 65th birthday. However, if the participant is under age 65 but at least age 55 at the time of his retirement, and the participant’s age and years of vesting service add up to at least 80, then the benefit is not subject to any reduction. The basic benefit under either the 1.2% or 1.4% formula is reduced by the amount the participant is entitled to receive under any other designated Monsanto defined benefit pension plan.

For purposes of the MEMC Pension Plan, “average total earnings” means twelve times the greater of (a) the monthly average earnings received in the 36 full calendar months immediately prior to the date of employment termination or (b) the monthly average of earnings received during the highest three of the ten calendar years immediately prior to the year in which employment terminates. “Earnings” means amounts paid to participants that are subject to federal income tax withholding (including salary and bonus payments), subject to certain adjustments. Generally, “earnings” utilized for pension formula purposes includes salary and bonus reported in the salary and bonus columns of the Summary Compensation Table. However, since all or portions of the cash incentive bonuses are paid in the year following the year earned, all or a portion of such bonuses are included in earnings utilized for pension formula purposes in the year following the year such bonuses are reported in the bonus column of the Summary Compensation Table.

Retirement benefits payable under qualified defined benefit plans are subject to the annual pension limitations imposed under Section 415 of the Internal Revenue Code, for which limitations vary annually. The Section 415 limitation for 2004 is $165,000. In addition, Section 401(a)(17) of the Internal Revenue Code specifies a maximum amount of annual compensation, also adjusted annually, that may be taken into account in computing benefits under a qualified defined benefit plan. The Section 401(a)(17) limitation for 2004 was $205,000. Our Supplemental Executive Pension Plan (the “MEMC SEPP”), a non-qualified and unfunded plan, provided benefits over the applicable Internal Revenue Code limitations. Benefits under the MEMC SEPP are payable in the form of a lump-sum distribution, in the form of an annuity with monthly payments for life beginning at the participant’s retirement age, or in annual installments not to exceed fifteen years. The MEMC SEPP was amended at the end of 2001 to cease future accruals. In addition, all accrued benefits under the MEMC SEPP for employees who entered into new employment contracts with MEMC in 2001 were waived. None of our named executive officers participate in the MEMC SEPP.

The following table shows the estimated annual pension benefits under the MEMC Pension Plan in the remuneration and years of service classifications indicated using the 1.4% Salaried Plan formula described above. As discussed above, the 1.4% formula is an alternative to the Basic Formula. The amounts shown in the table assume that a participant met the criteria for continued benefit accrual. In addition, the amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65 (without regard to the offsets described above). No amounts are shown for more than twenty-five years of service or at remuneration levels above $200,000 because none our named executive officers can reach these years of service categories or remuneration levels for purposes of determining benefits under the MEMC Pension Plan.

Pension Plan Table(1)

	Years of Service
Remuneration	15	20	25
$125,000	$26,250	$35,000	$43,750
150,000	31,500	42,000	52,500
175,000	36,750	49,000	61,250
200,000	42,000	56,000	70,000

Mr. Kauffmann is covered by the 1.4% formula. Mr. Kauffmann did not meet the criteria for continued benefit accrual effective December 31, 2001. As of December 31, 2001, Mr. Kauffmann had 22.0 years of benefit service and annualized average total earnings of $108,414.

The following table shows the estimated annual pension benefits under the MEMC Pension Plan in the remuneration and years of service classifications indicated using the 1.2% Salaried Plan formula described above. As discussed above, the 1.2% formula is an alternative to the Basic Formula. The amounts shown in this table assume that a participant met the criteria for continued benefit accrual. In addition, the amounts shown in the table are calculated on a single life annuity basis and assume retirement at age 65 (without regard to the offsets described above). No amounts are shown for more than fifteen years of service or at remuneration levels above $200,000 because none of our named executive officers can reach these years of service categories or remuneration levels for purposes of determining benefits under the MEMC Pension Plan.

Pension Plan Table(2)

	Years of Service
Remuneration	5	10	15
$125,000	$7,500	$15,000	$22,500
150,000	9,000	18,000	27,500
175,000	10,500	21,000	31,500
200,000	12,000	24,000	36,000

Dr. Sadasivam and Mr. Fleisher are eligible for the 1.2% formula. Dr. Sadasivam did not meet the criteria for continued benefit accrual effective December 31, 2001. As of December 31, 2001, Dr. Sadasivam had 8.3 years of benefit service and annualized average total earnings of $113,496. Mr. Fleisher did not meet the criteria for continued benefit accrual effective December 31, 2001. As of December 31, 2001, Mr. Fleisher had 5.8 years of benefit service and annualized average total earnings of $137,892.

Messrs. Gareeb, Linnen and Subramaniam commenced employment after December 31, 2001. As a result, they do not participate in the MEMC Pension Plan or MEMC SEPP.

Employment and Separation Agreements

Nabeel Gareeb

In connection with Mr. Gareeb’s appointment as our President and Chief Executive Officer on April 30, 2002, we entered into an employment agreement with Mr. Gareeb effective as of March 26, 2002. The employment agreement provides that Mr. Gareeb will serve as our President and Chief Executive Officer for an initial four-year term ending April 8, 2006. The employment agreement also provides that MEMC will cause its Board of Directors to nominate Mr. Gareeb for election to our Board of Directors.

Mr. Gareeb’s employment agreement includes the following:

•	An initial annual base salary of $550,000 which shall be reviewed annually and may be adjusted by the Board, provided, however, his base salary cannot be decreased unless such decrease is part of a base salary reduction applicable to a broad class of management employees

•	An annual bonus opportunity, the terms and conditions of which will be determined by the Board, with a target bonus of 70% of annual base salary and a maximum bonus of 123% of base salary in 2002, which bonus will be pro-rated for Mr. Gareeb’s actual months of service in 2002, and a target of 80% of annual base salary and a maximum bonus of 140% of base salary in 2003 (See “REPORT OF THE COMPENSATION COMMITTEE—Cash Incentive Awards”)

•	Participation in our employee benefit plans as maintained by MEMC from time to time and generally available to senior executives

•	A $100,000 payment to defray expenses to be incurred by Mr. Gareeb in relocating to the St. Peters, Missouri area

•	Reimbursement of reasonable moving and closing costs in accordance with MEMC’s relocation policies in the event Mr. Gareeb purchases a residence in the St. Peters, Missouri area prior to April 8, 2003 (See “Summary Compensation Table”)

•	Reimbursement of the cost of temporary accommodations incurred by Mr. Gareeb during the first six months of his employment up to a maximum of $20,000 (See “Summary Compensation Table”)

The employment agreement provides for certain grants of stock options to purchase MEMC common stock. After 2002, the employment agreement provides for annual grants of options to purchase shares of MEMC common stock in accordance with MEMC’s annual stock option grant program, provided that it is initially anticipated that Mr. Gareeb will be eligible to receive a grant of an option to purchase up to 150,000 shares of MEMC stock for each of calendar year 2003, 2004 and 2005. Mr. Gareeb received such an option in 2003 and 2004.

Either party may terminate Mr. Gareeb’s employment agreement. In the event of Mr. Gareeb’s involuntary termination without cause (other than by reason of death or disability) or Mr. Gareeb’s voluntary termination for good reason during the employment term, he will be entitled to:

•	His base salary through the date of termination

•	His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurs, to the extent not yet paid

•	Subject to the execution by Mr. Gareeb of a general release and waiver, the continuation of Mr. Gareeb’s base salary for the two-year period beginning on the date of termination

David L. Fleisher

Mr. Fleisher entered into an employment agreement with MEMC effective as of January 1, 2002. The employment agreement provided that Mr. Fleisher was to serve as an executive officer of MEMC for a three-year term commencing November 13, 2001. The agreement expired by its terms on November 13, 2004.

Mr. Fleisher’s employment agreement included the following:

•	An initial annual base salary of $150,000 through December 31, 2001, which was then to be reduced by 20% until such time as MEMC attained certain performance objectives as determined by the Board of Directors

•	After Mr. Fleisher’s base salary was restored, the base salary was to be reviewed from time to time and could be adjusted by the Board of Directors; provided, however, his base salary could not be decreased unless such decrease was part of a base salary reduction applicable to a broad class of management employees

•	An annual bonus opportunity, the terms and conditions of which was to be determined by the Board of Directors with a target bonus of 25% of annual base salary and a maximum bonus of 44% of base salary

•	Participation in employee benefit plans as maintained by MEMC from time to time and generally available to senior executives

The employment agreement provided for grants of stock options to purchase MEMC common stock as follows:

•	An initial grant of stock options to purchase 25,000 shares of MEMC common stock at an exercise price of $1.50 per share, vesting ratably over four years

•	An additional grant of stock options to purchase 25,000 shares of MEMC common stock at an exercise price per share equal to the fair market value per share on the date of grant, which would vest on the seventh anniversary of the date of grant unless certain financial and operating objectives were achieved

Either party could terminate Mr. Fleisher’s employment agreement. In the event of Mr. Fleisher’s involuntary termination without cause (other than by reason of death or disability) or Mr. Fleisher’s voluntary termination for good reason during the employment term, he would have been entitled to:

•	His base salary through the date of termination

•	His annual bonus, if any, earned in the calendar year immediately preceding the calendar year in which the date of termination occurred, to the extent not yet paid

•	Subject to the execution by Mr. Fleisher of a general release and waiver, the continuation of Mr. Fleisher’s base salary for the one-year period beginning on the date of termination

Chandramohan Subramaniam

In connection with Mr. Subramaniam’s resignation as Senior Vice President, Manufacturing effective as of November 22, 2004 and his resignation as an employee of MEMC effective May 22, 2005, MEMC entered into a separation agreement with Mr. Subramaniam in December 2004. The separation agreement provides that Mr. Subramaniam will be on paid leave of absence during the period commencing November 22, 2004 and ending May 22, 2005. During this period, Mr. Subramaniam will be available to assist MEMC in activities pertaining to his prior employment responsibilities. Pursuant to the separation agreement, Mr. Subramaniam will receive the following:

•	His base salary at an annual rate of $300,000 (subject to applicable tax withholding) through May 22, 2005

•	Waiver of the obligation of Mr. Subramaniam to repay the signing bonus of $100,000 (which was grossed up for taxes) paid to Mr. Subramaniam upon his commencement of employment in 2003

•	Payment of up to $45,000 for the cost of packaging, shipping and moving Mr. Subramaniam’s household goods

•	Reimbursement of up to $30,000 for any loss incurred by Mr. Subramaniam on the sale of his residence in the St. Louis, Missouri area

•	Participation in MEMC’s medical, dental and other benefit plans through May 22, 2005 on the same terms as similarly situated employees

With respect to stock options awarded to Mr. Subramaniam prior to his separation, those that are not vested as of May 22, 2005 will be cancelled and those that will be vested as of May 22, 2005 will be exercisable for ninety days. The above payments and benefits are in lieu of any amounts payable to Mr. Subramaniam under his prior employment agreement and under any other plan in which Mr. Subramaniam is a participant other than his accrued benefits under retirement plans. The separation agreement also includes mutual releases of certain claims.

Other Employment Arrangements with Executive Officers

Each of our named executive officers, other than Mr. Gareeb, is an employee at will without a written employment agreement. The Compensation Committee adjusts their base salary compensation from time to time as the Compensation Committee deems appropriate, generally annually. The executive officers also receive cash incentive awards as determined by the Compensation Committee pursuant to the MEMC Cash Incentive Plan Covering Executive Officers.

Change in Control

The Company’s stock option plans and certain award agreements under such plans provide for acceleration of vesting in the event of a change in control of MEMC and/or in the event of termination of employment by MEMC without cause or by the participant for good reason within two years following a change in control of MEMC, as defined in those plans. Our named executive officers participate in these plans.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Robert J. Boehlke, John Marren, C. Douglas Marsh and James B. Williams. Messrs. Marren and Williams are partners with Texas Pacific Group. An investor group led by Texas Pacific Group currently beneficially owns approximately 34% of the outstanding shares of MEMC common stock, including all of the 16,666,667 outstanding warrants to purchase MEMC common stock. For a description of certain transactions and arrangements between MEMC and the investor group led by Texas Pacific Group, see “CERTAIN TRANSACTIONS” below.

None of the directors comprising the Compensation Committee during 2004 has been an officer or employee of MEMC or any of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of the Forms 3, 4 and 5 furnished to us, all of the filings for our executive officers and directors and greater than 10% stockholders required under Section 16(a) of the Securities Exchange Act of 1934 were made on a timely basis in 2004, except that John G. Danhakl filed a late Form 5 covering a gift of 68,950 shares of MEMC common stock in August 2003.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares cumulative total stockholder return with the cumulative total return (assuming reinvestment of dividends) of the S&P 500 Index and the S&P 500 Semiconductors Index. The information on the graph covers the period from December 31, 1999 through December 31, 2004. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003	December 31, 2004
MEMC	100	79	29	62	79	108
S&P 500	100	91	80	62	80	89
S&P 500 Semiconductors	100	78	66	32	64	50

CERTAIN TRANSACTIONS

On September 30, 2001, an investor group led by Texas Pacific Group, including TPG Wafer Holdings LLC and funds managed by Leonard Green & Partners, L.P. and TCW/Crescent Mezzanine Management III LLC (collectively, TPG), entered into a purchase agreement with E.ON and its affiliates (E.ON). Pursuant to the purchase agreement, on November 13, 2001, TPG Wafer Holdings and its assignees purchased all of E.ON’s debt in MEMC of approximately $910 million and all of E.ON’s equity holdings in MEMC, representing approximately 72% of the outstanding shares of MEMC common stock.

In connection with and as a condition to closing the transactions contemplated by the purchase agreement between E.ON and TPG, on November 13, 2001, we entered into a restructuring agreement with TPG Wafer Holdings under which we restructured approximately $860 million of our debt that was acquired by TPG from E.ON. As part of the transactions contemplated by the purchase agreement and restructuring agreement, we also entered into certain agreements with TPG, as more fully described below.

In an effort to minimize conflicts of interest by members of our Board of Directors affiliated with TPG or other related parties, the Audit Committee, or a special committee consisting entirely of independent directors, generally approves or ratifies any material transaction with a related party. A special committee approved the transaction described under “—Restructuring Agreement,” below.

Restructuring Agreement

In connection with and as a condition of the closing of the transactions contemplated by the purchase agreement between TPG and E.ON, on November 13, 2001, we entered into a restructuring agreement with TPG Wafer Holdings. Pursuant to the restructuring agreement, TPG restructured the debt acquired by TPG from E.ON and TPG committed to provide us with a $150 million revolving credit facility. The revolving credit facility was subsequently replaced with a revolving credit facility from Citibank/UBS, guaranteed by TPG. TPG exchanged previously outstanding debt of approximately $860 million for 260,000 shares of our Series A Cumulative Convertible Preferred Stock, $50 million in principal of our senior subordinated secured notes maturing in November 2007 and warrants to purchase 16,666,667 shares of our common stock. TPG also retained a Euro 55 million note issued by our Italian subsidiary.

Ownership of MEMC by TPG

On July 10, 2002, TPG converted all of the outstanding shares of Series A Cumulative Convertible Preferred Stock into 125,010,556 shares of MEMC common stock. TPG sold 15,300,000, 34,000,000 and 65,550,000 shares of MEMC common stock in public offerings in May 2003, February 2004, and February 2005, respectively. As a result, TPG now owns or has the right to acquire, through exercise of the warrants, approximately 76.4 million shares of our common stock, which would represent approximately 34% of our outstanding common stock.

Board Representation

Prior to the February 2005 secondary offering, by virtue of its stock ownership, TPG Wafer Holdings possessed the power to elect all of our directors through its beneficial ownership of a majority of our voting stock. The operating agreement for TPG Wafer Holdings provides that certain affiliates of Leonard Green & Partners may collectively nominate one individual to our Board of Directors and certain affiliates of TCW/Crescent Mezzanine Management III LLC may collectively nominate one individual to our Board. Prior to the February 2005 secondary offering, Jean-Marc Chapus, John G. Danhakl, Gene J. Frantz, John Marren and James B. Williams were members of the MEMC Board of Directors. Mr. Chapus is President of TCW/Crescent Mezzanine LLC. Mr. Danhakl is a partner at Leonard Green & Partners, L.P. Messrs. Frantz, Marren and Williams are partners of Texas Pacific Group. After the February 2005 offering, Messrs. Chapus, Danhakl and

Frantz resigned from our Board. As a result, our Board currently consists of six directors, with two TPG-designated members. As a practical matter, however, TPG continues to have significant influence over the election and composition of our Board as a result of its share ownership.

Director Compensation

Under our director compensation policy, directors affiliated with TPG receive compensation for their service on our Board of Directors. In 2004, we paid $100,000 to certain entities affiliated with TPG for the Board and committee fees and retainers earned by the directors affiliated with such entities. See “—Board Representation” above.

Notes and Warrants

Under the terms of the restructuring agreement, in November 2001, MEMC issued to TPG $50 million in principal amount of our senior subordinated secured notes due 2007. The notes were guaranteed by our domestic subsidiaries and bore interest at a rate of 8% (payment in kind) in the first two years following issuance, 14% (payment in kind) in the third and fourth years following issuance and 14% (payment in kind with optional payment in cash at the request of the note holders) in the fifth and sixth years following issuance. “Payment in kind” means that accumulated interest on the notes is added to the principal amount of the notes, instead of being paid in cash. As collateral under the notes, we pledged substantially all of our domestic assets, including all of the capital stock of most of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets pledged to support third party debt. The notes and the related security interest were subordinate in priority and in right of payment to the Citibank/UBS revolving credit agreement and the reimbursement agreement, which are described under “—Citibank/UBS Credit Agreement” below, and to the TPG revolving credit agreement, which is described under “—TPG Credit Agreement” below. In addition, the notes and related indenture contained substantially the same loan covenants as the Citibank/UBS revolving credit agreement and the TPG revolving credit agreement which are described under “—Citibank/UBS Credit Agreement” and “—TPG Credit Agreement” below. In 2004, the interest accrued on the notes totaled approximately $3.9 million.

On December 29, 2004, we amended the terms of the indenture for the notes to allow for the early redemption of the notes without premium. On December 30, 2004, we redeemed the notes in full for approximately $67.7 million.

In connection with the issuance of the notes, MEMC issued to TPG warrants entitling the holders to purchase an aggregate of 16,666,667 shares of MEMC common stock at an exercise price of $3.00 per share, subject to certain antidilution adjustments. The warrants may be exercised, in whole or in part, at any time and from time to time until their expiration on November 13, 2011.

Registration Rights Agreement

We have entered into a registration rights agreement with TPG providing for registration rights with respect to the warrants, the shares of common stock issuable upon exercise of the warrants and any shares of common stock owned or acquired by TPG (including the shares acquired by TPG from E.ON pursuant to their purchase agreement and the shares of common stock acquired by TPG upon the conversion of the preferred stock). At such time as is requested by TPG, we have agreed to file with the Securities and Exchange Commission registration statements on Form S-3 covering resales of these registrable securities by the holders of the registrable securities. TPG currently beneficially owns 76,393,193 shares of our common stock, including the 16,666,667 warrants, all of which are covered by the registration rights agreement.

Citibank/UBS Credit Agreement

In connection with the restructuring, TPG originally established a five-year revolving credit facility pursuant to which the TPG lender parties committed to make available to us a line of credit in an aggregate amount of $150 million.

Subsequent to the original closing of the debt restructuring transactions, we made arrangements to replace the TPG revolving credit facility with a substantially similar five-year revolving credit facility with an affiliate of Citibank, N.A. On December 21, 2001, we entered into the new Citibank credit facility which replaced the TPG credit facility. In April 2002, Citibank assigned 50% of its interest in this credit facility to UBS AG. The interest rate under the Citibank/UBS facility is LIBOR plus 1.5% or an alternative base rate (based upon the greater of the Federal funds rate plus 0.5% and Citibank’s prime rate) plus 0.5% per annum. Certain TPG entities have guaranteed our obligations under the new Citibank/UBS facility, and in return, we have entered into a reimbursement agreement with the guarantors under which we have agreed to reimburse them for any payments made under the guaranty. Both the Citibank/UBS credit facility and the reimbursement agreement are secured by substantially all of our domestic assets, including all of the capital stock of our domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries, but excluding any assets then currently pledged to support third party debt. As with the original TPG facility, our domestic subsidiaries have guaranteed MEMC’s obligations under the Citibank/UBS facility and the reimbursement agreement. The subsidiary guaranties are supported by security interests in substantially all of the assets of the domestic subsidiaries. The Citibank/UBS credit facility contains certain loan covenants, including covenants to maintain minimum quarterly consolidated earnings before interest, taxes, depreciation and amortization; minimum monthly consolidated backlog; minimum monthly consolidated revenues; maximum annual capital expenditures; and other covenants customary for revolving loans of this type and size. We must maintain compliance with these covenants in order to draw on the facility unless compliance is waived by the lender. In addition, outstanding loans under the credit facility may become due and payable if we are in breach of the loan covenants and such breach causes an event of default under the credit facility. As of December 31, 2004, we have drawn down approximately $60 million and have outstanding approximately $3 million in letters of credit under this facility.

TPG Credit Agreement

On December 5, 2002, we entered into a $35 million five-year revolving credit facility with TPG. The interest rate under this TPG credit facility is LIBOR plus 10% or an alternative base rate plus 9%. We pay TPG a commitment fee of 0.50% per annum on the unused amount of this TPG facility. The TPG credit facility is secured by substantially the same collateral that secures the Citibank/UBS facility. As with the Citibank/UBS facility, our domestic subsidiaries have guaranteed MEMC’s obligations under the TPG facility. The subsidiary guarantees are supported by security interests in substantially all of the assets of the domestic subsidiaries. The TPG facility contains substantially the same covenants as the Citibank/UBS facility. MEMC must maintain compliance with these covenants in order to draw on the TPG facility. In addition, outstanding loans under the TPG facility may become due and payable if we are in breach of the $150 million credit facility covenants and such breach causes an event of default under the TPG credit facility. As a condition to any borrowings under the TPG facility, we must have borrowed in full all amounts available under the Citibank/UBS facility. Finally, the commitments under the TPG credit facility terminate and any outstanding loans under the facility, together with any accrued interest thereon, will become due and payable upon the closing and funding of a debt or equity financing in which the net proceeds to MEMC equal or exceed $100 million.

Under the terms of the TPG facility, in 2004 we paid TPG commitment fees of approximately $133,000. We have no amounts outstanding under this facility.

Merger Agreement

Pursuant to an agreement and plan of merger, we have agreed to permit the merger of TPG Wafer Holdings with and into us at such time as TPG Wafer Holdings shall determine. We will continue in existence as the surviving corporation. In connection with the merger, the members of TPG Wafer Holdings will convert their limited liability company interests in TPG Wafer Holdings into equivalent equity securities of us held by TPG Wafer Holdings, plus common stock having a market value equal to the principal amount of the debt securities of MEMC held by TPG Wafer Holdings and the accrued but unpaid interest on such debt securities. The only equity securities of MEMC currently held by TPG Wafer Holdings are shares of our common stock. TPG Wafer Holdings currently does not directly hold any debt of MEMC and has indicated it has no current intention to acquire debt of MEMC. Accordingly, if the merger were consummated today, the members of TPG Wafer Holdings would convert their limited liability interests in TPG Wafer Holdings into the same number of shares of our common stock as is currently held by TPG Wafer Holdings. The merger is subject to the approval of the members of TPG Wafer Holdings. The agreement and plan of merger was approved by our stockholders at a special stockholders meeting held on July 10, 2002.

TPG requested that we enter into the merger agreement to enable it to distribute the MEMC securities held by TPG Wafer Holdings to its members in a tax efficient manner. The merger is not intended to have any material economic consequence for us or any of our stockholders (other than TPG Wafer Holdings). It is expected that the merger will occur only in connection with such a distribution. If the merger is not effected and TPG Wafer Holdings elects to be treated as a corporation for tax purposes, TPG Wafer Holdings and its members may be disadvantaged from a tax perspective on any future sale of the MEMC securities held by it because such a sale would subject TPG Wafer Holdings to tax on the gain from the sale and the members of TPG Wafer Holdings to tax on distributions made by TPG Wafer Holdings to such members.

Management Advisory Agreement

In connection with the restructuring, we have entered into a management advisory agreement with TPG GenPar III, L.P., an affiliate of TPG. Pursuant to the agreement, TPG GenPar III will provide management and financial advisory services to us as requested by our Board of Directors in exchange for a management advisory fee of $2 million per annum plus related out-of-pocket expenses and additional compensation if TPG GenPar III acts as a financial advisor to us for future transactions such as a merger or debt or equity financing. Under the terms of the Management Advisory Agreement, in 2004 we paid TPG management advisory fees of $2.0 million.

Tax Consistency Agreement

In 2001, following the closing of the transactions contemplated by the purchase agreement and restructuring agreement, we entered into a tax consistency agreement with MEMC Holdings Corporation, TPG Wafer Partners LLC and TPG Wafer Holdings. This agreement sets forth the income tax elections to be made and the anticipated U.S. federal income tax treatment of the transactions contemplated by the purchase agreement and the restructuring agreement.

Fees and Expenses

We are responsible for the payment of certain of TPG’s expenses incurred in connection with its ownership of our securities and with the Citibank/UBS credit facility and the TPG credit facility. In 2004, we reimbursed Leonard Green approximately $10,000 of expenses incurred by Leonard Green related to its ownership of our securities.

Ownership Interest in TPG Wafer Management

Certain of our current and former executive officers have purchased limited liability company membership interests in TPG Wafer Management, an investment limited liability company that owns a 1.5% participation membership interest in TPG Wafer Holdings. These membership interests are economic interests with no voting rights and represent a total of approximately 48.3% of the interests in TPG Wafer Management and, therefore, indirectly, approximately 0.72% of the membership interests in TPG Wafer Holdings.

Additional membership interests in TPG Wafer Management may be issued to directors, executive officers and other service providers of MEMC. In addition to its membership interest in TPG Wafer Holdings, TPG Wafer Management owns 15,000 shares of MEMC common stock and 250,000 of our warrants. In addition, TPG Wafer Management received approximately $1.0 million of the proceeds from our redemption of the outstanding senior subordinated secured notes in December 2004. Mr. Fleisher’s and Mr. Gareeb’s share of such proceeds was approximately $20,000 and $203,000, respectively. Upon consummation of the merger described above, TPG Wafer Management would receive a proportionate amount of the shares of MEMC common stock in exchange for its 1.5% membership interest in TPG Wafer Holdings. Assuming consummation of the merger on December 31, 2004, TPG Wafer Management would have received 1,870,058 shares of MEMC common stock.

Ownership Interest in TPG Wafer Partners

Two of our directors, Messrs. Boehlke and Marsh, have purchased limited liability company membership interests in TPG Wafer Partners, an investment limited liability company that owns a 59.1% membership interest in TPG Wafer Holdings. These membership interests are economic interests with no voting rights. Messrs. Boehlke and Marsh each own (through family trusts) approximately 0.9% of the interests in TPG Wafer Partners and, therefore, indirectly, approximately 0.53% of the membership interests in TPG Wafer Holdings.

In addition to its membership interest in TPG Wafer Holdings, TPG Wafer Partners owns 591,000 shares of MEMC common stock and 9,850,001 of our warrants. In addition, TPG Wafer Partners received approximately $40.0 million of the proceeds from our redemption of the outstanding senior subordinated notes in December 2004. Mr. Boehlke and Mr. Marsh each received approximately $360,000 of such proceeds. Upon consummation of the merger described above, TPG Wafer Partners will receive a proportionate amount of the shares of MEMC common stock in exchange for its 59.1% membership interest in TPG Wafer Holdings. Assuming consummation of the merger on December 31, 2004, TPG Wafer Partners would have received 73,680,281 shares of MEMC common stock.

As partial consideration for their membership interests in TPG Wafer Partners, family trusts controlled by Messrs. Boehlke and Marsh have each deposited $1 million into escrow, with TPG Wafer Partners serving as escrow agent for the escrowed funds. The escrowed funds will be used to satisfy Messrs. Boehlke’s and Marsh’s respective portions of TPG’s obligations in the event that TPG is required to make a payment on its guaranty of the Citibank/UBS credit facility or in the event that TPG is required to provide MEMC with a replacement credit facility for the Citibank/UBS facility or in certain other circumstances. In such event, TPG Wafer Partners, as escrow agent, will release from escrow Messrs. Boehlke’s and Marsh’s respective portions of the amounts becoming payable to the lenders under the terms of the guaranty or to MEMC as part of the loan under the replacement credit facility or otherwise, as applicable, in accordance with Messrs. Boehlke’s and Marsh’s membership interests in TPG Wafer Partners.

ITEM NO. 2. — RATIFICATION OF SELECTION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2005

The Audit Committee has appointed KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2005.

KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2004. A representative of KPMG LLP will be present at the 2005 Annual Stockholders’ Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from stockholders.

Although this appointment is not required to be submitted to a vote of stockholders, the Board of Directors believes it is appropriate to request that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2005. If the stockholders do not so ratify, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Stockholder proposals intended to be presented at our 2006 Annual Stockholders’ Meeting must be received by us by November 26, 2005 for inclusion in our proxy statement and form of proxy card for that meeting.

In order for a stockholder to nominate a candidate for director for election at an annual stockholders’ meeting, under our Restated Certificate of Incorporation, as amended, we must receive timely notice of the nomination in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. The stockholder filing a notice of nomination must include information about the nominee, such as name, address, occupation and shares held.

In order for a stockholder to bring other business before an annual stockholders’ meeting, we must receive timely notice in advance of the meeting. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual stockholders’ meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement, form of proxy card and/or annual stockholders’ meeting agenda under regulations governing the solicitation of proxies. The above time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

In each case, the notice must be given to David Fleisher, MEMC’s Corporate Secretary, whose address is 501 Pearl Drive (City of O’Fallon), P. O. Box 8, St. Peters, Missouri 63376.

Any stockholder desiring a copy of our Restated Certificate of Incorporation or Restated By-Laws will be furnished a copy without charge upon written request to our Corporate Secretary.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for consideration at the 2005 Annual Stockholders’ Meeting by the Board of Directors or by stockholders who have requested inclusion of proposals in this proxy statement. If any other matter shall properly come before the meeting, the persons named in the accompanying proxy card intend to vote on such matters in accordance with their judgment.

HOUSEHOLDING OF PROXIES

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376, Attn: Investor Relations, or by telephoning 636-474-5000.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376, Attn: Investor Relations, or by telephoning 636-474-5000.

If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to MEMC Electronic Materials, Inc., 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376, Attn: Investor Relations, or by telephoning 636-474-5000.

March 28, 2005

Voting Direction Card—MEMC Electronic Materials, Inc.

The undersigned hereby directs Putnam Fiduciary Trust Company as trustee (the “Trustee”) of the MEMC Retirement Savings Plan (the “Plan”) to vote, as designated on the reverse side, all of the shares of Common Stock of MEMC Electronic Materials, Inc. (the “Company”) which the undersigned is entitled to direct the Trustee to vote pursuant to the terms of the Plan, on the matters set forth on the reverse side and, in the discretion of the Trustee and its proxies, upon any other business which may properly come before the Annual Meeting of Stockholders of the Company, to be held at 345 California Street, Suite 3300, San Francisco, California 94104 on April 27, 2005 at 7:00 a.m., local time, and all adjournments thereof.

This voting direction card, when properly executed, will be voted in the manner directed herein by the undersigned participant. If no direction is made by a participant, voting will be controlled by the terms of the Plan.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Voting Direction Card

A.	Election of Director

1.	Nominee:
	01 Nabeel Gareeb	☐ For	☐ Withhold

B.	Issues

The Board of Directors recommends a vote FOR the following proposal:

2.	To ratify the selection of KPMG LLP as MEMC’s independent registered public accounting firm for the year ending December 31, 2005.	☐ For	☐ Against	☐ Abstain

3.	In their discretion, the Trustee and its proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

4.	Voting directions marked “against” Proposal 2 will not be voted on any motion to adjourn the meeting for the purpose of soliciting directions to approve such Proposal 2.

C.	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned hereby revokes all prior directions heretofore given by the undersigned to the Trustee with respect to the subject matter hereof for said meeting. The direction may be revoked prior to its exercise.

Note: Please sign EXACTLY as your name or names appear hereon.

PLEASE MARK, SIGN AND PROMPTLY RETURN THIS VOTING DIRECTION CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Date: (mm/dd/yyyy)

/ /

Proxy—MEMC Electronic Materials, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 2005

The undersigned hereby appoints David L. Fleisher and Thomas E. Linnen, and each of them, with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of MEMC Electronic Materials, Inc. (the “Company”), to be held at 345 California Street, Suite 3300, San Francisco, California 94104 on April 27, 2005 at 7:00 a.m., local time, and all adjournments thereof, and to vote, as indicated on the reverse side, the shares of Common Stock of the Company which the undersigned is entitled to vote with all the powers the undersigned would possess if present at the meeting.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER’S DIRECTION HEREIN, BUT WHERE NO DIRECTIONS ARE INDICATED, SAID SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF THE NOMINEE LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS MEMC’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2005, AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, ALL IN ACCORDANCE WITH THE COMPANY’S PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

PLEASE DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A.	Election of Director

1.	Nominee:
	01 Nabeel Gareeb	☐ For	☐ Withhold

B.	Issues

The Board of Directors recommends a vote FOR the following proposal:

2.	To ratify the selection of KPMG LLP as MEMC’s independent registered public accounting firm for the year ending December 31, 2005.	☐ For	☐ Against	☐ Abstain

3.	In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting and all adjournments thereof.

4.	Voting directions marked “against” Proposal 2 will not be voted on any motion to adjourn the meeting for the purpose of soliciting directions to approve such Proposal 2.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

C.	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

The undersigned hereby revokes all proxies heretofore given by the undersigned for said meeting. The proxy may be revoked prior to its exercise.

Note: Please sign exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Date: (mm/dd/yyyy)

/ /